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CALIFORNIA RESOURCES CORPORATION
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California Resources Corporation (the “Company”) issued the following press release on April 15, 2021, announcing that Tiffany (TJ) Thom Cepak has been appointed as the Chair of the Board of Directors of the Company.
Ms. Cepak’s appointment separates the role of Chair from that of President and Chief Executive Officer and demonstrates the Board’s commitment to strong corporate governance practices.
* * * * *
California Resources Corporation
Announces Appointment of New Chair
of the Board
04/15/2021
SANTA CLARITA, Calif.--(BUSINESS WIRE)-- California Resources Corporation (NYSE: CRC) (the “Company”) announced today that Tiffany (TJ) Thom Cepak has been appointed as the Chair of the Board of Directors of the Company. Ms. Cepak replaces Mark A. (Mac) McFarland as the Chair following his appointment as the permanent President and Chief Executive Officer of the Company on March 22, 2021. Mr. McFarland will continue to serve as a director of the Company.
Tiffany (TJ) Thom Cepak, Chair of the Board of Directors of California Resources Corporation (Photo: Business Wire)

Mr. McFarland, President and Chief Executive Officer, said, “With 26 years of experience in the energy industry, we look forward to Ms. Cepak’s leadership of our board. TJ brings tremendous expertise to the role, and her appointment as Chair separates the role of Chair from that of President and Chief Executive Officer and demonstrates our Board’s commitment to strong corporate governance practices.”
Ms. Cepak, Chair of the Board of Directors, said, “Mr. McFarland’s service as Chair of the Board has been critical in guiding the Company following its emergence from bankruptcy. I look forward to his continuing input as a director, and his ongoing leadership as the Company’s President and Chief Executive Officer.”
Ms. Cepak has served as a director of Patterson-UTI since August 2014 and as a director of Penn Virginia Corporation since September 2019. Ms. Cepak served as the Chief Financial Officer of Energy XXI Gulf Coast Inc. from August 2017 to October 2018 and as the Chief Financial Officer of KLR Energy (and, subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017. She served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Cepak served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Prior to joining EPL in 2000, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and an M.B.A. in Management with a concentration in Finance from Tulane University.
About California Resources Corporation (CRC)
California Resources Corporation (CRC) is an independent oil and natural gas exploration and production company, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, CRC focuses on safely and responsibly supplying affordable energy.
Joanna Park (Investor Relations)
818-661-3731
Joanna.Park@crc.com
Richard Venn (Media)
818-661-6014
Richard.Venn@crc.com